STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

MERCO SUD AGRO-FINANCIAL EQUITIES CORPORATION

a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY

FIRST: That at a meeting of the Board of Directors of

MERCO SUD AGRO-FINANCIAL EQUITIES CORPORATION

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. This resolution setting forth the proposed amendment as follows: Add 4.1
RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered 4 so that, as amended, said Article shall be and read as follows:

REVERSE SPLIT OF ALL ISSUED AND OUTSTANDING COMMON SHARES OF
THE CORPORATION, WITH A RATIO OF 1:15 (ONE NEW SHARE REPLACES
FIFTEEN OLD SHARES)

SECOND:
THE ACTION WAS APPROVED BY THE SHAREHOLDERS BY
WRITTEN CONSENT PURSUANT TO SECTION 228

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said MERCO SUD AGRO-FINANCIAL EQUITIES CORPORATION has caused this certificate to be signed by

ALBERT DELMAR, an Authorized Officer,
this 3rd day of March, 2009

BY: 	/s/ Albert Delmar
	Authorized Officer
	Albert Delmar
	President and CEO